Exhibit 99.1

  For Immediate Release

    February 1, 2010

OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS YEAR END RESULTS.

Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank NA, announced the results of operations for the Bank and the consolidated holding company for the three and twelve months ended December 31, 2009. For the full year ended December 31, 2009 the company posted a consolidated net income of $350,671, an increase of 13.5% from net income of $308,948 for 2008. Net income for the quarter ended December 31, 2009 increased 36.7% to $62,793 from $45,936 for quarter ended December 31, 2008. Net income per basic share for the year ended December 31, 2009 was $0.50, a 13.6% increase over $0.44 per share for the year ended December 31, 2008.  Net income per fully diluted share for fiscal year 2009 was $0.48 a 17.1% increase over $0.41 per diluted share for fiscal year 2008.  Net income for the fourth quarter ended December 31, 2009 was $62,793 a 36.7% increase over $45,936 for the fourth quarter of 2008. Similarly, earnings per diluted share for the fourth quarter ended December 31, 2009 was $0.08, as compared to $0.06 per diluted share for the fourth quarter of 2008.

 Dann H. Bowman, President and Chief Executive Officer stated, “We are very pleased with the improved earnings during 2009, in addition to the significant increase in the Bank’s earning assets.  Looking forward, we are optimistic about 2010 and beyond.  The financial condition of the Bank is strong, the loan quality is good, and we see many opportunities for growth and expansion over the next several years.”

Financial Condition

Total deposits increased by 30.0% to $92.3 million at December 31, 2009 a substantial increase from $71.0 million at December 31, 2008.  Core deposits increased 13.4%, from $65.9 million at December 31, 2008 to $74.7 million at December 31, 2009. The Bank’s core deposits to total deposits remains at a very favorable 81.0%.

At December 31, 2009, total assets were $103.6 million, an increase of $20.2 million or 24.2% from December 31, 2008.

Gross loans increased to $61.4 million at December 31, 2009 from $49.8 million at December 31, 2008, or an increase of 23.4%, while total investments increased to $33.3 million from $24.5 million at December 31, 2008, a 36.1% increase.

Earnings

The Company posted net interest income of $3,725,014 for the year ended December 31, 2009 as compared to $3,425,701 for the year ended December 31, 2008. Average interest-earning assets were $84.5 million with average interest-bearing liabilities of $51.4 million yielding a net interest margin of 4.41% for the year ended December 31, 2009 as compared to average interest-bearing assets of $68.4 million with average interest-bearing liabilities of $34.1 million yielding a net interest margin of 5.02% for the year ended December 31, 2008.  The 39 basis points decrease in the net interest margin was primarily the effect of downward re-pricing of the benchmark for Federal funds rate and related Prime rate.

The Bank posted net interest income of $992,405 for the three months ended December 31, 2009 as compared to $799,650 for the three months ended December 31, 2008. Average interest-earning assets were $93.1 million with average interest-bearing liabilities of $58.6 million yielding a net interest margin of 4.23% for the fourth quarter of 2009 as compared to average interest-bearing assets of $71.6 million with average interest-bearing liabilities of $39.2 million yielding a net interest margin of 4.45% for the three months ended December 31, 2008.

Non-interest income totaled $1,077,558, or a decrease of 1.4% from $1,092,529 earned during the year ended December 31, 2008.  While service charges on deposit accounts increased $34,945, or 3.7% to $985,202 due to higher volume of returned items activity, dividend income from restricted stock decreased $33,951, or 78.3% to $9,430 and other miscellaneous income decreased $20,437, or 56.8% to 15,537 for year ended December 31, 2009..

Non-interest income for the quarter ended December 31, 2009 totaled $302,075 or a 10.5% increase from the fourth quarter of 2008.  Service charges on deposit accounts similarly increased 16.2% to $280,645 due to increase of overdraft and return item charges.

            General and administrative expenses were $860,294 for the three months ended December 31, 2009 or a decrease of 2.2% as compared to $879,843 for the three months ended December 31, 2008. General and administrative expenses were $3,506,534 for the year ended December 31, 2009 as compared to $3,573,902 for the year ended December 31, 2008. The largest component of general and administrative expenses was salary and benefits expense which totaled $516,093 for the three months ended December 31, 2009 as compared to $479,931 for the three months ended December 31, 2008. Salary and benefits expense were $1,899,192 for the year ended December 31, 2009 as compared to $1,924,635 for the year ended December 31, 2008. The decrease in Salaries and benefits expenses for the year was reflective of a decrease in staff due to attrition.

            The consolidated Company’s income tax expense was $24,040 for the three months ended December 31, 2009 as compared to $37,149 for the three months ended December 31, 2008.  Income tax expenses were $166,319 for the year ended December 31, 2009 as compared to $163,842 for the year ended December 31, 2008.  The effective income tax rate for 2009 and 2008 was approximately 32% and 35%, respectively.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
December 31, 2009 and December 31, 2008

	December 31, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$3,089,300	$3,877,897

Interest-bearing deposits in other banks	25,433,602	12,498,000

Investment securities available for sale	5,567,855	8,791,651
Investment securities held to maturity (fair value approximates
$2,332,000 at December 31, 2009 and $3,186,000 at December 31, 2008)	2,291,962	3,167,401
Total investments	33,293,419	24,457,052
Loans
Construction	0	820,888
Real estate	50,931,354	37,794,240
Commercial	9,621,310	10,607,103
Installment	855,564	543,937
Gross loans	61,408,228	49,766,168
Unearned fees and discounts	(17,887)	(77,542)
Loans net of unearned fees and discount	61,390,341	49,688,626
Allowance for loan losses	(1,277,526)	(702,409)
Net loans	60,112,815	48,986,217

Accrued interest receivable	326,206	313,428
Restricted stock	677,650	677,650
Fixed assets, net	3,100,183	1,980,476
Other real estate	24,861	653,131
Prepaid & other assets	2,956,242	2,447,295
Total assets	$103,580,676	$83,393,146

LIABILITIES:
Deposits
Non-interest bearing	$35,872,495	$32,600,750
Interest Bearing
NOW and money market	31,148,654	28,434,407
Savings	1,003,290	1,064,668
Time deposits less than $100,000	6,722,558	3,842,310
Time deposits of $100,000 or greater	17,541,461	5,055,617
Total deposits	92,288,458	70,997,752

Accrued interest payable	125,823	56,061
Borrowings from Federal Home Loan Bank (FHLB)	994,000	2,400,000
Accrued expenses & other payables	612,667	665,580
Subordinated debentures	3,093,000	3,093,000
Total liabilities	97,113,948	77,212,393
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 699,061 shares and 708,420 shares at December 31, 2009 and December 31, 2008, respectively.

	2,498,664	2,617,542
Retained earnings	3,884,907	3,534,236
Accumulated other comprehensive income	83,157	28,975
Total stockholders' equity	6,466,728	6,180,753
Total liabilities & stockholders' equity	$103,580,676	$83,393,146

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the nine months ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest income
Investment securities and due from banks	$180,119	$148,104	$783,094	$489,168
Interest on Federal funds sold	0	15,868	102	82,700
Interest and fee income on loans	1,104,535	907,322	4,093,537	3,827,135
Total interest income	1,284,654	1,071,294	4,876,733	4,399,003
Interest expense
Deposits	241,253	220,527	947,017	768,324
Interest on Federal funds purchased	0	89	115	1,063
Interest on FHLB borrowings	33	65	737	65
Other borrowings	50,963	50,963	203,850	203,850
Total interest expense	292,249	271,644	1,151,719	973,302
Net interest income	992,405	799,650	3,725,014	3,425,701
Provision for loan losses	347,343	109,998	779,048	471,538
Net interest income after
provision for loan losses	645,062	689,652	2,945,966	2,954,163
Non-interest income
Service charges on deposit accounts	280,645	241,512	985,202	950,257
Other miscellaneous income	1,594	8,843	15,537	35,974
Dividend income from restricted stock	2,825	6,920	9,430	43,381
Income from bank-owned life insurance	17,011	16,001	67,389	62,917
Total non-interest income	302,075	273,276	1,077,558	1,092,529
General and administrative expenses
Salaries and employee benefits	516,093	479,931	1,899,192	1,924,635
Occupancy and equipment	80,332	84,070	322,854	345,982
Data and item processing	67,826	77,439	286,726	323,164
Advertising and marketing	14,538	15,778	64,107	76,282
Legal and professional fees	43,992	46,301	181,892	191,064
Regulatory Assessments	52,982	23,609	220,652	86,946
Insurance	8,595	7,746	32,135	31,639
Directors' fees and expenses	17,516	19,657	72,136	77,375
Other expenses	58,420	125,312	426,840	516,815
Total general & administrative expenses	860,294	879,843	3,506,534	3,573,902
Income before income tax expense	86,843	83,085	516,990	472,790
Income tax expense	24,050	37,149	166,319	163,842
Net income	$62,793	$45,936	$350,671	$308,948
Basic earnings per share	$0.09	$0.07	$0.50	$0.44
Diluted earnings per share	$0.08	$0.06	$0.48	$0.41

CHINO COMMERCIAL BANCORP

Other Financial Information

CREDIT QUALITY	End of period
(unaudited	December 31, 2009	December 31, 2008
Non-performing loans	$1,493,919	$412,343
Non-performing loans to total loans	2.43%	0.83%
Non-performing loans to total assets	1.44%	0.49%
Allowance for loan losses to loans	2.08%	1.41%

OTHER PERIOD-END STATISTICS
(unaudited	December 31, 2009	December 31, 2008
Shareholders equity to total assets	6.24%	7.41%
Loans to deposits	66.54%	70.10%
Non-interest bearing deposits to total deposits	38.87%	45.92%

	For the three months ended		For the year ended
	December 31		December 31
	2009	2008	2009	2008
KEY FINANCIAL RATIOS
(unaudited)
Return on average equity	4.08%	3.19%	7.55%	7.07%
Return on average assets	0.24%	0.23%	0.49%	0.53%
Net interest margin	4.23%	4.45%	4.41%	5.02%
efficiency ratio	90.83%	91.37%	87.15%	88.32%
Net chargeoffs to average loans	0.32%	1.02%	0.36%	0.96%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$103,811	$80,691	$94,489	$77,419
Average interest-earning assets	$93,135	$71,554	$84,513	$68,424
Average gross loans	$61,729	$48,607	$56,450	$51,584
Average deposits	$93,342	$70,513	$83,764	$66,515
Average equity	$6,152	$5,782	$6,193	$5,821